Exhibit 99.3

Gulfport Energy Achieves Grade “A” MiQ Certification for Appalachia Operations and Publishes 2023 Corporate Sustainability Report

OKLAHOMA CITY (October 31, 2023) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today announced that it has achieved a grade “A” under the MiQ methane emissions standard for its natural gas production across the entirety of its Appalachia operations. In addition, the Company published its 2023 Corporate Sustainability Report, providing updates on topics significant to stakeholders and an update on Gulfport’s commitment to emission intensity reductions throughout our operations.

John Reinhart, President and CEO, commented, “As a leading natural gas producer in Appalachia, Gulfport is committed to emission intensity reductions throughout our operations, and the A grade certification announced today underscores our ongoing commitment to responsibly produce and deliver independently certified gas to domestic markets. In addition, we are pleased to share with you Gulfport’s 2023 Sustainability Report, a direct reflection of our continuous improvement culture, and our commitment to responsible and transparent environmental, social and governance practices. While we are proud of our progress, we recognize that there is more work to be done to shape our sustainable future. We remain committed to increasing value for our shareholders while being a good steward of the assets we operate, which we believe benefits all our stakeholders.”

Corporate Sustainability Report Highlights

●	Received an “A” grade MiQ certification for all Appalachia assets in 2023

●	Reduced methane emissions intensity by 25% in 2022 compared to 2021

●	Reused or recycled 71% of water generated from production and flowback operations during 2022

●	Reduced combined total recordable incident rate by 43% in 2022 compared to 2021

●	Increased diversity in the workplace with 45% of new hires identifying as gender or ethnically diverse

●	Appointed two gender diverse directors in 2023, resulting in 60% diversity of Independent Directors

●	Partnered with organizations that support Gulfport’s key focus areas in Oklahoma and Ohio through volunteering and monetary contributions

The full Corporate Sustainability Report can be accessed by clicking here or visiting www.gulfportenergy.com/sustainability.

MiQ Certification

Gulfport’s Appalachia assets were independently analyzed by MiQ, an independent non-profit organization dedicated to facilitating a rapid reduction in methane emissions from the oil and gas sector. The certification process included an independent assessment of the Company’s emissions performance from the wellhead to delivery, focused on monitoring and best practices, with validation by a third-party auditor. The MiQ standard incorporates A to F grades and is an annual certification that validates the Company’s commitment to managing, reducing, and accurately reporting methane emissions. Gulfport achieved the highest available “A” grade in all three major areas for its Appalachia operations: calculated methane intensity, robust monitoring technology deployment (at facility- and source-levels) and company practices.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in eastern Ohio targeting the Utica and Marcellus formations and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

About MiQ

MiQ is an independent not-for-profit established to facilitate a rapid reduction in methane emissions from the oil and gas sector. MiQ is the fastest growing and globally recognized methane emissions certification standard. Certification allows global society to credibly differentiate gas based on its methane emissions performance, providing a market mechanism that incentivizes methane reduction. MiQ’s vision is to create a market where certified natural gas can be traded like other historical commodities, ultimately creating incentives to drive down methane emissions across the board.

About Independently Certified Gas

Independently certified gas (ICG) is natural gas produced by companies whose operations are independently verified by third-party auditors. This clear, neutral assessment of natural gas provides operators with the information they need to drive down their emissions. The MiQ standard is enabling the growth of a market for ICG to accelerate the reduction of methane emissions from the oil and gas industry.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, inflation, share repurchases and other return of capital plans, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2022 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.gulfportenergy.com/investors/sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls. Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Vice President, Investor Relations

jantle@gulfportenergy.com

405-252-4550